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                                                                      EXHIBIT 99

                             JCPenney News Release


CONTACT
Rita Trevino Flynn           Eli Akresh                Susan Douglass
Public Relations             Investor Relations        Investor Relations
(972) 431-4753               (972) 431-2207            (972) 431-1859
rflynn@jcpenney.com          eakresh@jcpenney.com      sdoug2@jcpenney.com
---------------------        --------------------      -------------------


  JCPENNEY ANNOUNCES INTENT TO OFFER APPROXIMATELY $500 MILLION IN CONVERTIBLE
                                     NOTES


     PLANO, Texas, September 10, 2001 -- J. C. Penney Company, Inc. (NYSE:JCP) today announced that it intends to offer, subject to market conditions, approximately $500 million of convertible subordinated notes ($600 million if an option for an additional $100 million is exercised in full) in a private placement. The notes are expected to mature in seven years and will not be callable until September 2004. The notes will be convertible into JCPenney Common Stock at the option of the holder, at a price to be determined. The proceeds from the offering are expected to be used primarily for upcoming debt maturities.

     The notes will be offered to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. The notes to be offered by J. C. Penney Company, Inc., and the JCPenney Common Stock issuable upon conversion of the notes, have not been registered under the Securities Act of 1933, as amended, and they may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

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     J. C. Penney Company, Inc. is one of America's largest department store, drugstore, catalog, and e-commerce retailers, employing approximately 270,000 associates. The Company operates approximately 1,080 JCPenney department stores in all 50 states, Puerto Rico, and Mexico. In addition, the Company operates approximately 50 Renner department stores in Brazil. Eckerd operates approximately 2,650 drugstores throughout the Southeast, Sunbelt, and Northeast regions of the U.S. JCPenney Catalog, including e-commerce, is the nation's largest catalog merchant of general merchandise. J. C. Penney Company, Inc. is the sponsor of JCPenney Afterschool, a partnership committed to providing kids with high-quality afterschool programs to help them reach their full potential.

     This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, competition, consumer demand, seasonality, economic conditions, and
government activity.   Investors should take such risks into account when making
investment decisions.

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